Exhibit 1.1
3D SYSTEMS CORPORATION
Shares of Common Stock
Having an Aggregate Offering Price of
up to $150,000,000

Equity Distribution Agreement
August 5, 2020
Truist Securities, Inc.
3333 Peachtree Road, 11th Floor
Atlanta, Georgia 30326

HSBC Securities (USA) Inc.
452 5th Avenue, 3rd Floor
New York, New York 10018

Ladies and Gentlemen:
3D Systems Corporation, a corporation incorporated under the laws of Delaware (the “Company”), confirms its agreement (this “Agreement”) with Truist Securities, Inc. and HSBC Securities (USA) Inc. (each a “Manager” and collectively, the “Managers”) as follows:
1.    Description of Shares. The Company proposes to issue and sell through or to the Managers, as sales agents and/or principals, shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), having an aggregate gross sales price to the public of up to $150,000,000 (the “Shares”), from time to time during the term of this Agreement and on the terms set forth in Section 3 of this Agreement. The term “Shares” as used in this Agreement refers only to the shares of Common Stock to be sold pursuant to this Agreement. The Shares are further described in the Prospectus referred to herein. For purposes of selling the Shares through the Managers, the Company hereby appoints the Managers as exclusive agents of the Company for the purpose of soliciting purchases of the Shares from the Company pursuant to this Agreement and the Managers agree to use their reasonable efforts to solicit purchases of the Shares on the terms and subject to the conditions stated herein. The Company agrees that whenever it determines to sell Shares directly to the Managers as principals pursuant to Section 3(b), it will enter into a separate agreement (each, a “Terms Agreement”) in substantially the form of Exhibit A hereto, relating to such sale in accordance with Section 3 of this Agreement. Certain terms used herein are defined in Section 20 hereof.
The Company’s direct or indirect majority-owned subsidiaries, all of which are listed in Schedule I attached hereto, are collectively referred to herein as the “Company Group Subsidiaries.” The Company and the Company Group Subsidiaries are collectively referred to herein as the “3D Entities.”

2.    Representations and Warranties. The Company represents and warrants to, and agrees with, the Managers at the Execution Time and on each such time the following representations and warranties are repeated or deemed to be made pursuant to this Agreement, including each Applicable Time, each Time of Delivery, each Representation Date and each Settlement Date, as set forth below.
   (a)     Registration. The Company meets the requirements for use of Form S-3 under the Act and has prepared and filed with the Commission a registration statement on Form S-3 (File Number: 333-239803), including a related Base Prospectus, for registration under the Act of the offering and sale of Common Stock, including the Shares, and such Registration Statement, including any amendments thereto filed prior to the Execution Time, became effective upon filing. The Company has filed with the Commission or will file with the Commission on or before the second Business Day after the date of its first use in connection with a public offering or sale of Shares pursuant hereto (or such earlier time as may be required under the Act) the Prospectus Supplement relating to the Shares in accordance with Rule 424(b) under the Act. As filed, the Prospectus contains or will contain all information required by the Act and the rules thereunder in all material respects, and, except to the extent the Managers agree in writing to a modification, shall be in all substantive respects in the form furnished to the Managers prior to the Execution Time or prior to any such time this representation is repeated or deemed to be made. The Registration Statement, at the Execution Time, at each such time this representation is repeated or deemed to be made, and at all times during which a prospectus is required by the Act to be delivered (whether physically, deemed to be delivered pursuant to Rule 153, or through compliance with Rule 172 or any similar rule) in connection with any offer or sale of Shares, meets the requirements set forth in Rule 415(a)(1)(x). The initial Effective Date of the Registration Statement was not earlier than the date three years before the Execution Time. Any reference herein to the Registration Statement, the Base Prospectus, the Prospectus Supplement or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3, which were filed under the Exchange Act on or before the Effective Date of the Registration Statement or the issue date of the Base Prospectus, the Prospectus Supplement or the Prospectus, as the case may be; and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, the Base Prospectus, the Prospectus Supplement or the Prospectus shall be deemed to refer to and include the filing of any document under the Exchange Act after the Effective Date of the Registration Statement or the issue date of the Base Prospectus, the Prospectus Supplement or the Prospectus, as the case may be, deemed to be incorporated therein by reference. If the Company files a successor registration statement with respect to the Shares, after effectiveness of any such registration statement, all references to “Registration Statement” included in this Agreement shall be deemed to include such new registration statement, including all documents incorporated by reference therein pursuant to Item 12 of Form S-3, and all references to “Base Prospectus” included in this Agreement shall be deemed to include the final form of prospectus, including all documents included therein by reference, included in any such registration statement at the time such registration statement became effective.
(b)     No Material Misstatements or Omissions in Registration Statement or Prospectus. On each Effective Date, at the Execution Time, at each Applicable Time, at each

Settlement Date and at all times during which a prospectus is required by the Act to be delivered (whether physically, deemed to be delivered pursuant to Rule 153 or through compliance with Rule 172 or any similar rule) in connection with any offer or sale of Shares, the Registration Statement complied and will comply in all material respects with the applicable requirements of the Act and the Exchange Act and the respective rules thereunder and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and on the date of any filing pursuant to Rule 424(b), at the Execution Time, at each Applicable Time, on each Settlement Date and at all times during which a prospectus is required by the Act to be delivered (whether physically, deemed to be delivered pursuant to Rule 153 or through compliance with Rule 172 or any similar rule) in connection with any offer or sale of Shares, the Prospectus (together with any supplement thereto) complied and will comply in all material respects with the applicable requirements of the Act and did not and will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representations or warranties as to the information contained in or omitted from the Registration Statement or the Prospectus (or any supplement thereto) in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the Managers specifically for inclusion in the Registration Statement or the Prospectus (or any supplement thereto), it being understood and agreed that the only such information furnished by or on behalf of the Managers consists of the information described as such in Section 7(b) hereof.
(c)     No Other Prospectus. Prior to the execution of this Agreement, the Company has not, directly or indirectly, offered or sold any Shares by means of any “prospectus” (in each case within the meaning of the Act) or used any “prospectus” (in each case within the meaning of the Act) in connection with the offer or sale of Shares, and from and after the execution of this Agreement, the Company will not, directly or indirectly, offer or sell any Shares pursuant to this Agreement by means of any “prospectus” (within the meaning of the Act) or use any “prospectus” (within the meaning of the Act) in connection with any such offer or sale of the Shares, other than the Prospectus, as amended or supplemented from time to time in accordance with the provisions of this Agreement; the Company has not, directly or indirectly, prepared, used or referred to any Issuer Free Writing Prospectus, as defined in Rule 433, in connection with offers or sales of Shares pursuant to this Agreement.
(d)     Well-Known Seasoned Issuer; Eligible Issuer. (i) At the time of filing the Registration Statement, (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Sections 13 or 15(d) of the Exchange Act or form of prospectus), (iii) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c)) made any offer relating to the Shares in reliance on the exemption in Rule 163, and (iv) on each Effective Date, at the Execution Time, at each Applicable Time and at each Settlement Date), the Company was, is or will be (as the case may be) a “well-known seasoned issuer” as defined in Rule 405. At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer of the Shares, the Company was not an “ineligible issuer” (as defined in Rule 405).
(e)     Regulation M Exceptions. The Common Stock is an “actively traded security” as defined in Rule 101 of Regulation M under the Exchange Act by subsection (c)(1) of such rule.
(f)     Other Sales Agency Agreements. As of the Execution Time, the Company is not a party to any other effective sales agency agreements or other similar arrangements with any agent or any other representative in respect of at the market offerings of Common Stock in accordance with Rule 415(a)(4) of the Act.
(g)     Formation and Qualification. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware with full power and authority to own or lease its properties and to conduct its business, in each case as described in the Prospectus, in all material respects. Each of the Company Group Subsidiaries has been duly organized, formed or incorporated and is validly existing as a limited partnership, limited liability company or corporation, as applicable, with full power and authority to own or lease its properties and to conduct its business, in each case as described in the Prospectus, in all material respects. Each of the Company Group Subsidiaries is in good standing under the laws of the jurisdiction set forth opposite its name in Schedule I attached hereto, except where the failure to be in good standing under the laws of such jurisdiction would not reasonably be expected to have a Material Adverse Effect. Each of the 3D Entities is duly registered or qualified to do business as a foreign limited partnership, limited liability company or corporation, as applicable, and is in good standing under the laws of each jurisdiction which requires such registration or qualification, except where the failure to be so registered or qualified would not reasonably be expected to have a Material Adverse Effect. “Material Adverse Effect” shall mean a material adverse effect on the business or properties, earnings, condition (financial or otherwise) or prospects, taken as a whole, of the Company and its subsidiaries, considered as one enterprise, whether or not in the ordinary course of business.
(h)     Capitalization. As of the date hereof, the Company has an authorized capitalization as set forth in the Prospectus, and all of the issued shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and non-assessable, conform to the description thereof contained in the Prospectus and were issued in compliance with federal and state securities laws and not in violation of any preemptive right, resale right, right of first refusal or similar right.
(i)     Valid Issuance of the Shares. The Shares have been duly authorized for issuance and sale pursuant to this Agreement and, when issued and delivered by the Company pursuant to this Agreement against payment of the consideration set forth herein or in the applicable Terms Agreement, will be validly issued, fully paid and non-assessable, and conform to the description thereof contained in the Prospectus.
(j)     Ownership of Company Group Subsidiaries. All of the issued and outstanding equity interests of each Company Group Subsidiary (i) have been duly authorized and validly issued and are fully paid (except in the case of an interest in a limited partnership or limited liability company, to the extent required under the organizational documents of such Company Group Subsidiary) and non-assessable (except (1) in the case of an interest in a Delaware limited partnership or Delaware limited liability company, as such non-assessability may be affected by the Delaware Revised Uniform Partnership Act, Sections 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”) or Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act, as applicable and (2) in the case of an interest in an entity formed under the laws of a foreign jurisdiction, as such non-assessability may be affected by similar provisions of such jurisdiction’s corporate, partnership or limited liability company statute, if any, as applicable) and (ii) are owned, directly or indirectly, by the Company, free and clear of all liens (except restrictions on transferability and other liens as described in the Prospectus or arising pursuant to or permitted under the organizational documents of such Company Group Subsidiary).
(k)     No Preemptive Rights, Registration Rights or Options. There are no (i) preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any equity securities of the Company or (ii) outstanding options or warrants to purchase any securities of the Company (other than options or warrants and other equity awards granted pursuant to the Company’s equity compensation or incentive plans) , in each case pursuant to any agreement or other instrument to which the Company is a party or by which the Company may be bound. Except for such rights that have been waived or as described in the Prospectus, neither the filing of the Registration Statement nor the offering or sale of the Shares as contemplated by this Agreement gives rise to any rights for or relating to the registration of any shares of Common Stock or other securities of the Company.
(l)     Authority and Authorization. All corporate action required to be taken by the Company for the authorization, issuance, sale and delivery of the Shares, the execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby, have been validly taken or, at each Settlement Date, shall have been validly taken, to the extent required to be taken at such times.
(m)     Authorization of this Agreement. This Agreement has been duly authorized, executed and delivered by or on behalf of the Company.
(n)     [Intentionally omitted.]
(o)     No Conflicts. None of (i) the offering, issuance or sale by the Company of the Shares, (ii) the execution, delivery and performance of this Agreement by the Company, or (iii) the consummation of the transactions contemplated by this Agreement, (A)  violates or will violate the certificate of incorporation, the bylaws or other organizational document of the 3D Entities, (B)  constitutes or will constitute a breach or violation of, or a default (or an event that, with notice or lapse of time or both, would constitute such a default) under any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which any 3D Entity is a party or by which any of them or any of their respective properties may be bound, (C) violates or will violate any statute, law or regulation or any order, judgment, decree or injunction of any court or governmental agency or body directed to a 3D Entity or any of their respective properties in a proceeding to which any of them or any of their respective property is a party or (D) results or will result in the creation or imposition of any Lien upon any property or assets of the 3D Entities, which conflicts, breaches, violations, defaults or liens, in the case of clauses (B), (C) or (D), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.
(p)     No Consents. No permit, consent, approval, authorization, order, registration, filing or qualification (“Permits”) of or with any court or governmental agency or body having jurisdiction over any 3D Entity or any of their respective properties or assets is required in connection with the offering, issuance or sale by the Company of the Shares, the execution, delivery and performance of this Agreement by the Company, or the consummation of the transactions contemplated hereby, except (i) such Permits as may be required under the Act, the Exchange Act, the listing rules of the New York Stock Exchange (the “NYSE”) and state securities or “Blue Sky” laws of any jurisdiction, (ii) such Permits as have been obtained or will be obtained prior to each Settlement Date, (iii) such Permits that, if not obtained, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (iv) such Permits as are disclosed in the Prospectus.
(q)     No Defaults. None of the 3D Entities is in (i) violation of its Organizational Agreements, (ii) violation of any statute, law, rule or regulation, or any judgment, order, injunction or decree of any court, governmental agency or body or arbitrator having jurisdiction over the 3D Entities or any of their respective properties or assets or (iii) breach, default (or an event which, with notice or lapse of time or both, would constitute such an event) or violation in the performance of any obligation, agreement or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, which in the case of either clause (i), (ii) or (iii) would, if continued, have a Material Adverse Effect.
(r)     No Labor Dispute. No labor problem or dispute with the employees of any of the 3D Entities exists or, to the knowledge of the Company, is threatened or imminent, that would reasonably be expected to have a Material Adverse Effect, except as set forth in or contemplated in the Prospectus.
(s)     Financial Statements. The audited consolidated financial statements of the Company and its subsidiaries included in or incorporated by reference into the Prospectus and the Registration Statement present fairly in all material respects the financial position, results of operations and cash flows of the Company and its subsidiaries purported to be shown thereby on the basis stated therein at the respective dates or for the respective periods to which they apply, and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except to the extent disclosed therein. The interactive data in eXtensible Business Reporting Language included as an exhibit to or incorporated by reference into the Registration Statement and the Prospectus fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto in all material respects.

(t)     Independent Public Accountants. BDO USA, LLP, which has audited certain financial statements of the Company and its subsidiaries and delivered its reports with respect to the audited consolidated financial statements incorporated by reference in the Prospectus, is an independent registered public accounting firm with respect to the Company within the meaning of the Act and the applicable published rules and regulations thereunder.
(u)     Litigation. Except as set forth or contemplated in the Prospectus, there is (i) no action, suit or proceeding before or by any court, arbitrator or governmental agency, body or official, domestic or foreign, now pending or, to the knowledge of the Company, threatened, to which any 3D Entity is or may be a party or to which the business or property of any of the 3D Entities is or may be subject, (ii) to the knowledge of the Company, no statute, rule, regulation or order that has been enacted, adopted or issued by any governmental agency and (iii) no injunction, restraining order or order of any nature issued by a federal or state court or foreign court of competent jurisdiction to which any 3D Entity is or may be subject, that, in the case of clauses (i), (ii) and (iii) above, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, prevent or result in the suspension of the offering and issuance of the Shares or draw into question the validity of this Agreement.
(v)     Title to Properties. The 3D Entities have good and marketable title to all real property and good title to all personal property described in the Prospectus as owned by the 3D Entities, free and clear of all liens, except (i) as described, and subject to limitations contained, in the Prospectus or (ii) to the extent the failure to have such title or the existence of such liens would not, individually or in the aggregate, have a Material Adverse Effect; provided that, with respect to any real property and buildings held under lease by a 3D Entity, such real property and buildings are or will be held under valid and subsisting and enforceable leases with such exceptions as do not materially interfere with the use of the properties of the 3D Entities taken as a whole as they have been used in the past as described in the Prospectus and are proposed to be used in the future as described in the Prospectus, except to the extent the failure to hold such valid and subsisting and enforceable leases would not, individually or in the aggregate, have a Material Adverse Effect.
(w)     Transfer Taxes. There are no transfer taxes or other similar fees or charges under federal law or the laws of any state, or any political subdivision thereof, required to be paid in connection with the execution and delivery of this Agreement or the issuance by the Company or sale by the Company of the Shares.
(x)     Tax Returns. Each of the 3D Entities has filed all foreign, federal, state and local tax returns that are required to be filed or has requested extensions thereof, except in any case in which the failure so to file would not reasonably be expected to have a Material Adverse Effect, except as set forth in or contemplated in the Prospectus, and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or as would not reasonably be expected to have a Material Adverse Effect, except as set forth in or contemplated in the Prospectus.

(y)     Insurance. The 3D Entities carry or are entitled to the benefits of insurance relating to their assets, with financially sound and reputable insurers, in such amounts and covering such risks as the Company reasonably believes are prudent and customary in the business in which they are engaged, and all such insurance is in full force and effect. The 3D Entities have no reason to believe that they will not be able to (i) renew their existing insurance coverage relating to their respective assets as and when such policies expire or (ii) obtain comparable coverage relating to their respective assets from similar institutions as may be necessary or appropriate to conduct such business as now conducted and at a cost that would not reasonably be expected to have a Material Adverse Effect.
(z)     Distribution Restrictions of the 3D Entities. None of the 3D Entities (other than the Company) is currently prohibited, directly or indirectly, from paying any distributions to the Company, from making any other distribution on such entity’s equity interests, from repaying to the Company any loans or advances to such entity from the Company or from transferring any of such entity’s property or assets to the Company or any other subsidiary of the Company, except (i) as described in or contemplated by the Prospectus, (ii) such prohibitions mandated by the laws of each such entity’s state of formation and the terms of any such entity’s governing instruments and (iii) where such prohibition would not reasonably be expected to have a Material Adverse Effect.
(aa)     Possession of Licenses and Permits. The 3D Entities possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct their respective businesses, except where the failure so to possess such Governmental Licenses would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect; the 3D Entities are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect; and, except as described in the Prospectus, the 3D Entities have not received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to result in a Material Adverse Effect.
(bb)    Environmental Laws. Each of the 3D Entities (i) is in compliance with applicable federal, state and local laws and regulations relating to the prevention of pollution or protection of the environment or imposing legally enforceable liability or standards of conduct concerning any Hazardous Materials (as defined below) (“Environmental Laws”), (ii) has timely applied for or received all permits required of them under applicable Environmental Laws to conduct their respective businesses as presently conducted, (iii) is in compliance with all terms and conditions of any such permits received and (iv) has not received notice of any liability in connection with the release into the environment of any Hazardous Material, except where such noncompliance with Environmental Laws, failure to receive required permits, failure to comply with the terms and conditions of such permits or liability in connection with such releases would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The term “Hazardous Material” means (A) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (B) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (C) any petroleum or petroleum product, (D) any polychlorinated biphenyl and (E) any pollutant or contaminant or hazardous or toxic chemical, material, waste or substance regulated under any applicable Environmental Law. In the ordinary course of business, the Company periodically review the effect of Environmental Laws on the business, operations and properties of the 3D Entities, in the course of which it identifies and evaluates associated costs and liabilities that are reasonably likely to be incurred pursuant to such Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review, except as described in the Prospectus, the Company has reasonably concluded that such associated costs and liabilities would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(cc)     ERISA. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) each 3D Entity is in compliance with its obligations under all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”) with respect to each “plan” (as defined in Section 3(3) of ERISA) in which any current or former employees of a 3D Entity or of any trade or business that, together with such 3D Entity, is or has been treated, within the six years preceding such date, as a single employer under Section 4001(b)(1) of ERISA or Section 414 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”) are or have been eligible to participate, (ii) no “reportable event” (as defined in ERISA) has occurred with respect to any such plan that is a “pension plan” (as defined in ERISA, hereinafter a “Pension Plan”) for which any of the 3D Entities would have any liability, excluding any reportable event for which a waiver could apply, and (iii) no 3D Entity expects to incur liability under Title IV of ERISA with respect to termination of, or withdrawal from, any Pension Plan or Sections 430 or 4971 of the Code with respect to any Pension Plan.
(dd)      Description of Legal Proceedings and Contracts; Filing of Exhibits. There are no legal or governmental proceedings pending or, to the knowledge of the Company, threatened or contemplated, against any of the 3D Entities, or to which any of the 3D Entities is a party, or to which any of their properties or assets is subject, that are required to be described in the Registration Statement that are not described as required, and there are no agreements, contracts, indentures, leases or other instruments that are required to be described in the Registration Statement or to be filed as an exhibit to the Registration Statement that are not described or filed as required by the Act or the Exchange Act or the rules and regulations thereunder.

(ee)     Sarbanes-Oxley Act of 2002. The Company is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002, the rules and regulations promulgated in connection therewith that are effective and applicable to the Company.
(ff)     Investment Company. None of the 3D Entities is, nor after giving effect to the offering and sale of the Shares and the application of the proceeds thereof as described in the Prospectus, will be, an “investment company,” as defined in the Investment Company Act of 1940, as amended.
(gg)     Books and Records; Internal Controls. Except as set forth in the Prospectus, the 3D Entities maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as set forth in the Prospectus, the Company’s internal control over financial reporting is effective and the Company is not aware of any material weakness in its internal control over financial reporting.
(hh)     Disclosure Controls and Procedures. Except as set forth in the Prospectus, (i) the Company has established and maintains disclosure controls and procedures (to the extent required by and as such term is defined in Rule 13a-15(e) under the Exchange Act), (ii) such disclosure controls and procedures are designed to ensure that the information required to be disclosed by the Company in the reports filed or to be filed or submitted under the Exchange Act, as applicable, is accumulated and communicated to management of the Company, including its principal executive officers and principal financial officers, as appropriate, to allow timely decisions regarding required disclosure to be made and (iii) such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established to the extent required by Rule 13a-15(e) of the Exchange Act.
(ii)     Market Stabilization. None of the 3D Entities has taken, nor will any of them take, directly or indirectly, any action designed to, or that would constitute or that might reasonably be expected to result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of shares of Common Stock to facilitate the sale or resale of the Shares.
(jj)     Foreign Corrupt Practices Act. Except as set forth in the Prospectus (including the documents incorporated by reference thererin), none of the 3D Entities or, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company (in their capacity as directors, officers, agents or employees) is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and the 3D Entities have instituted and maintain policies and procedures designed to reasonably ensure compliance therewith.
(kk)     Money Laundering Laws. The operations of the 3D Entities are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the USA PATRIOT Act, the rules and regulations thereunder, and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the 3D Entities with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.
(ll)     Office of Foreign Assets Control. None of the 3D Entities, or, to the knowledge of the Company, any director, officer, agent or employee of the 3D Entities (in their capacity as directors, officers, agents or employees) is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and the Company will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.
(mm)   No Distribution of Other Offering Materials. None of the 3D Entities has distributed or will distribute any offering material in connection with the offering and sale of the Shares other than the Prospectus Supplement, the Prospectus and any other materials, if any, permitted by the Act, including Rule 134.
(nn)     Listing on the NYSE. The outstanding shares of Common Stock are listed on the NYSE, and the Company has not taken any action designed to, or likely to have the effect of, de-listing the Common Stock from the NYSE, nor has the Company received any notification that the NYSE is contemplating terminating such listing.
(oo)  Statistical and Market Data. Nothing has come to the attention of the Company that has caused the Company to believe that the statistical and market-related data included in the Registration Statement or the Prospectus is not based on or derived from sources that are reliable and accurate in all material respects.
(pp)     Intellectual Property. Except as described in the Registration Statement or the Prospectus, the Company and its subsidiaries own, license or possess adequate rights to use all patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) (collectively, “Intellectual Property Rights”) necessary for the conduct of the Company’s and its subsidiaries’ business, taken as a whole, as currently conducted, except where the failure to so own or possess would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as disclosed in the Registration Statement or the Prospectus (A) to the Company’s knowledge, no third party possesses any right to any of the Intellectual Property Rights owned by the Company or its subsidiaries (other than Intellectual Property Rights licensed by the Company or its subsidiaries in the ordinary course of their respective businesses); (B) there is no infringement, misappropriation, breach, default or other violation, or the occurrence of any event that with notice or the passage of time would constitute any of the foregoing, (x) by the Company or its subsidiaries of any of the Intellectual Property Rights of others or (y) to the Company’s knowledge, by third parties of any of the Intellectual Property Rights of the Company or its subsidiaries (other than Intellectual Property Rights licensed to the Company or its subsidiaries in the ordinary course of their respective businesses from third parties); (C) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the Company’s or any of its subsidiaries’ rights in, to or under, or the violation of any of the terms of, any of their Intellectual Property Rights; (D) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity, enforceability or scope of any such Intellectual Property Rights owned by the Company or its subsidiaries; (E) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others that the Company or any of its subsidiaries’ infringed, misappropriated or otherwise violated or conflicted with any Intellectual Property Rights or other proprietary rights of others; and (F) none of the Intellectual Property Rights used by the Company or its subsidiaries in their businesses has been obtained or is being used by the Company or its subsidiaries in violation of any contractual obligation binding on the Company or any of its subsidiaries, except in each case covered by clauses (A) — (F) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(qq) Deemed Representation. Any certificate signed by any officer of the Company on behalf of the Company and delivered to the Managers or counsel for the Managers in connection with the offering of the Shares shall be deemed a representation and warranty by the Company, as to matters covered thereby, to such Manager.
3.    Sale and Delivery of Shares.
(a)    Sale of Shares by the Managers, as Sales Agents. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to issue and sell Shares from time to time through the Managers, acting as sales agents, and the Managers agree to use their reasonable efforts to sell, as sales agent for the Company, the Shares on the following terms.
        (i)     The Shares are to be sold by one of the Managers on a daily basis or otherwise as shall be agreed to by the Company and such Manager on any day that (A) is a trading day for the NYSE (other than a day on which the NYSE is scheduled to close prior to its regular weekday closing time), (B) the Company, through any of the individuals listed as “Authorized Representatives” on Schedule II hereto, as the same may be amended or supplemented by the Company in its sole discretion upon advance notice to the Managers, has instructed such Manager by electronic mail or telephone (and in the case of telephone, confirmed promptly by electronic mail) to make such sales and (C) the Company has satisfied its obligations under Section 6 of this Agreement. The Company will designate (i) the maximum amount of the Shares to be sold by such Manager daily as agreed to by such Manager (in any event not in excess of the amount available for issuance under the Prospectus and the currently effective Registration Statement) and (ii) the minimum price per Share at which such Shares may be sold. Subject to the terms and conditions hereof, such Manager shall use its reasonable efforts to sell on a particular day all of the Shares designated for sale by the Company on such day. The gross sales price of the Shares sold under this Section 3(a) shall be the market price for the Company’s shares of Common Stock sold by such Manager under this Section 3(a) on the NYSE at the time of sale of such Shares. For the avoidance of doubt, in no event shall the Company submit instructions to sell Shares to (x) more than one Manager under this Agreement or (y) to any Manager under this Agreement and any sales agent or other representative under any other effective sales agency agreement in respect of at the market offerings of Common Stock in accordance with Rule 415(a)(4), in each case, on any single trading day.
(ii)     The Company acknowledges and agrees that (A) there can be no assurance that the Managers will be successful in selling the Shares, (B) no Manager will incur any liability or obligation to the Company or any other person or entity if such Manager does not sell Shares for any reason other than a failure by such Manager to use its reasonable efforts consistent with its normal trading and sales practices and applicable law and regulations to sell such Shares as required under this Agreement, and (C) no Manager shall be under any obligation to purchase Shares on a principal basis pursuant to this Agreement, except as otherwise specifically agreed by such Manager and the Company.
(iii)     The Company shall not authorize the issuance and sale of, and the relevant Manager shall not be obligated to use its reasonable efforts to sell, any Shares at a price lower than the minimum price therefor designated from time to time by the Board of Directors of the Company (the “Board”), a duly authorized committee thereof, or any individual to whom such authority has been duly and properly delegated by the Board or a duly authorized committee thereof, and notified to such Manager in writing. The Company or any Manager may, upon notice to the other party hereto by electronic mail or telephone (and in the case of telephone, confirmed promptly by electronic mail), suspend or terminate the offering of the Shares with respect to which such Manager is acting as sales agent for any reason and at any time; provided, however, that such suspension or termination shall not affect or impair the parties’ respective obligations with respect to the Shares sold hereunder prior to the giving of such notice.
(iv)    Each Manager hereby covenants and agrees not to make any sales of the Shares on behalf of the Company pursuant to this Section 3(a), other than (A) by means of ordinary brokers’ transactions between members of the NYSE that qualify for delivery of a Prospectus to the NYSE in accordance with Rule 153 under the Act and

(B) such other sales of the Shares on behalf of the Company in its capacity as agent of the Company as shall be agreed by the Company and such Manager pursuant to a Terms Agreement.
(v)     Except as otherwise agreed, the compensation to each Manager for sales of the Shares with respect to which such Manager acts as sales agent under this Agreement shall be up to three percent (3.0%) of the gross sales price of the Shares sold pursuant to this Section 3(a) and payable as described in the succeeding subsection (vi) below. The foregoing rate of compensation shall not apply when the Manager acts as principal, in which case the Company may sell Shares to such Manager as principal at a price mutually agreed upon at the relevant Applicable Time pursuant to a Terms Agreement. The gross proceeds less such Manager’s commission shall constitute the net proceeds to the Company (the “Net Proceeds”) for Shares sold to a Manager as principal pursuant to a Terms Agreement. Payment of the Net Proceeds after further deduction for any transaction fees imposed by any governmental or self-regulatory organization in respect of such sales (the “Transaction Fees”) for Shares sold by the Company on any Settlement Date shall be made to the Company by federal funds wire transfer to the account of the Company against delivery of such Shares to such Manager’s account, or an account of such Manager’s designee, at The Depository Trust Company (“DTC”).
(vi)     The Manager acting as sales agent hereunder shall provide written confirmation (which may be by facsimile or electronic mail) to the Company following the close of trading on the NYSE each day on which Shares with respect to which such Manager is acting as sales agent are sold under this Section 3(a) setting forth the number of the Shares sold on such day, the aggregate gross sales proceeds and the Net Proceeds to the Company, and the compensation payable by the Company to such Manager with respect to such sales. Such compensation shall be set forth and invoiced in periodic statements from such Manager to the Company, with payment to be made by the Company promptly after its receipt thereof.
(vii)     Settlement for sales of the Shares pursuant to this Section 3(a) will occur on the second Business Day following the date on which such sales are made (each such day, a “Settlement Date”). On each Settlement Date, the Shares sold through a Manager for settlement on such date shall be issued and delivered by the Company to such Manager against payment of the Net Proceeds for the sale of such Shares. Settlement for all such Shares shall be effected by free delivery of the Shares to such Manager’s account, or an account of such Manager’s designee, at DTC in return for payments in same day funds delivered to the account designated by the Company. If the Company or its transfer agent (if applicable) shall default on its obligation to deliver the Shares on any Settlement Date, the Company shall (A) indemnify and hold such Manager harmless against any loss, claim or damage arising from or as a result of such default by the Company and (B) pay such Manager any commission to which it would otherwise be entitled absent such default. If a Manager acting as sales agent hereunder breaches this Agreement by failing to deliver the Net Proceeds less any Transaction Fees to the Company on any Settlement Date for the Shares delivered by the Company to such

Manager, such Manager will pay the Company interest based on the effective overnight federal funds rate on such unpaid amount less any compensation due to such Manager.
(viii)    At each Applicable Time, Settlement Date and Representation Date (as defined in Section 4(k)), the Company shall be deemed to have affirmed each representation and warranty contained in this Agreement as if such representation and warranty were made as of such date, but modified as necessary to relate to the Registration Statement, the Prospectus and the documents incorporated by reference therein, in each case as amended or supplemented as of such date. Any obligation of a Manager to use its reasonable efforts to sell the Shares on behalf of the Company shall be subject to the continuing accuracy of the representations and warranties of the Company herein (as modified in the manner described above), to the performance by the Company of its obligations hereunder and to the continuing satisfaction of the additional conditions specified in Section 6 of this Agreement.
(b)     Sale of Shares by a Manager, as Principal. If the Company wishes to issue and sell the Shares pursuant to this Agreement but other than as set forth in Section 3(a) of this Agreement (each, a “Placement”), it will notify a Manager of the proposed terms of such Placement. If such Manager, acting as principal, wishes to accept such proposed terms (which it may decline to do for any reason in its sole discretion) or, following discussions with the Company, wishes to accept amended terms, such Manager and the Company will enter into a Terms Agreement setting forth the terms of such Placement. The terms set forth in a Terms Agreement will not be binding on the Company or such Manager unless and until the Company and such Manager have each executed such Terms Agreement, accepting all of the terms of such Terms Agreement. In the event of a conflict between the terms of this Agreement and the terms of a Terms Agreement, the terms of such Terms Agreement will control.
(c)     Terms Agreement. Each sale of the Shares to a Manager shall be made in accordance with the terms of this Agreement and, if applicable, a Terms Agreement, which will provide for the sale of such Shares to, and the purchase thereof by, such Manager. A Terms Agreement may also specify certain provisions relating to the reoffering of such Shares by such Manager. The commitment of such Manager to purchase the Shares pursuant to any Terms Agreement shall be deemed to have been made on the basis of the representations and warranties of the Company herein contained, but modified in the manner described in Section 3(a)(viii) hereof, and shall be subject to the terms and conditions herein set forth. Each Terms Agreement shall specify the number of the Shares to be purchased by such Manager pursuant thereto, the price to be paid to the Company for such Shares, any provisions relating to rights of, and default by, underwriters acting together with such Manager in the reoffering of the Shares, and the time and date (each such time and date being referred to herein as a “Time of Delivery”) and place of delivery of and payment for such Shares. Such Terms Agreement shall also specify any requirements for opinions of counsel, accountants’ letters and officers’ certificates pursuant to Section 6 of this Agreement and any other information or documents required by such Manager.
(d)     Limitations on Number and Amount of Shares Sold. Under no circumstances shall the number and aggregate amount of the Shares sold pursuant to this

Agreement and any Terms Agreement exceed (i) the aggregate amount set forth in Section 1, (ii) the number of shares of Common Stock available for issuance under the currently effective Registration Statement or (iii) the number and aggregate amount of the Shares authorized from time to time to be issued and sold under this Agreement by the Board or a duly authorized committee thereof, and notified to such Manager in writing.
(e)     Regulation M Exemption. If any party has reason to believe that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Exchange Act are not satisfied with respect to the Shares, it shall promptly notify the other party or parties and sales of the Shares under this Agreement and any Terms Agreement shall be suspended until that or other exemptive provisions have been satisfied in the judgment of each party.
(f)     Material Non-Public Information. Notwithstanding any other provision of this Agreement, no sales of Shares shall take place, the Company shall not request the sales of any Shares, and no Manager shall be obligated to sell during any period in which the Company is in possession of material non-public information with respect to the Company.
4.    Agreements. The Company covenants and agrees with the Managers that:
(a)     Filing of Amendment or Supplement. During any period when the delivery of a prospectus relating to the Shares is required (including in circumstances where such requirement may be satisfied pursuant to Rule 172) to be delivered under the Act, the Company will not file any (i) amendment to the Registration Statement, or (ii) supplement to the Prospectus (other than any amendment or supplement which does not relate to the sale of the Shares and not including any reports or documents and any preliminary or definitive proxy or information statement required to be filed by the Company with the Commission in order to comply with the Exchange Act), unless the Company has furnished to the Managers a copy for its review prior to filing and will not file any such proposed amendment, supplement or Registration Statement to which any Manager reasonably objects, unless the Company shall have determined based upon the advice of counsel that such amendment, supplement or filing is required by law. Promptly following the Execution Time, the Company will file the Prospectus, in a form approved by the Managers, with the Commission pursuant to the applicable paragraph of Rule 424(b) and will cause any supplement to the Prospectus to be properly completed in a form approved by the Managers, and will file such supplement with the Commission pursuant to the applicable paragraph of Rule 424(b) within the time period prescribed thereby and will provide evidence satisfactory to the Managers of such timely filing. The Company will promptly advise each Manager (i) when the Prospectus, and any supplement thereto, shall have been filed (if required) with the Commission pursuant to Rule 424(b), (ii) when, during any period when the delivery of a prospectus (whether physically, deemed to be delivered pursuant to Rule 153 or through compliance with Rule 172 or any similar rule) is required under the Act in connection with the offering or sale of the Shares, any amendment to the Registration Statement shall have been filed or become effective, (iii) of any request by the Commission or its staff for any amendment of the Registration Statement, or for any supplement to the Prospectus or for any additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any notice objecting to its use or the institution or threatening of any proceeding for that purpose and (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares for sale in any jurisdiction or the institution or threatening of any proceeding for such purpose. Notwithstanding the foregoing, the Company shall not be obligated to provide notice of or furnish copies of any report or statement filed with the Commission to the extent it is available on the Commission’s EDGAR system. The Company will use its commercially reasonable efforts to prevent the issuance of any such stop order or the occurrence of any such suspension or objection to the use of the Registration Statement and, upon such issuance, occurrence or notice of objection, to obtain as soon as possible the withdrawal of such stop order or relief from such occurrence or objection, including, if necessary, by filing an amendment to the Registration Statement or a new registration statement and using its commercially reasonable efforts to have such amendment or new registration statement declared effective as soon as practicable.
(b)     Notice of Material Changes. If, at any time on or after an Applicable Time but prior to the related Settlement Date or Time of Delivery, any event occurs as a result of which the Prospectus would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made or the circumstances then prevailing not misleading, the Company will (i) notify promptly each Manager so that any use of the Prospectus may cease until it is amended or supplemented; (ii) amend or supplement the Prospectus to correct such statement or omission; and (iii) supply any amendment or supplement to each Manager in such quantities as such Manager may reasonably request. Notwithstanding the foregoing, in the alternative the Company can suspend or terminate the sale of Shares by the Manager upon written notice to the Manager and delay the filing of any amendment or supplement, if in the judgment of the Company, it is in the best interest of the Company.
(c)     Amendment of Registration Statement or Supplement of Prospectus. During any period when the delivery of a prospectus relating to the Shares is required (including in circumstances where such requirement may be satisfied pursuant to Rule 172) to be delivered under the Act, any event occurs as a result of which the Prospectus as then supplemented would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made at such time not misleading, or if it shall be necessary to amend the Registration Statement, file a new registration statement or supplement the Prospectus to comply with the Act or the Exchange Act or the respective rules thereunder, including in connection with use or delivery of the Prospectus, the Company promptly will (i) notify each Manager of any such event; (ii) prepare and file with the Commission, subject to the second sentence of paragraph (a) of this Section 4, an amendment or supplement or new registration statement which will correct such statement or omission or effect such compliance; (iii) use its commercially reasonable efforts to have any amendment to the Registration Statement or new registration statement declared effective as soon as practicable in order to avoid any disruption in use of the Prospectus; and (iv) supply any supplemented Prospectus to each Manager in such quantities as such Manager may reasonably request. Notwithstanding the foregoing, in the alternative the Company can suspend or terminate the sale of Shares by the Manager upon written notice to the Manager and delay the filing of any amendment or supplement, if in the judgment of the Company, it is in the best interests of the Company.
(d)     Reports to Stockholders. In accordance with Section 11(a) of the Act and Rule 158, the Company will make generally available to its security holders an earnings statement (which need not be audited) in reasonable detail covering the 12-month period beginning not later than the first day of the month next succeeding the month in which occurred the effective date (within the meaning of Rule 158) of the Registration Statement as soon as practicable after the end of such period.
(e)     Signed Copies of the Registration Statement and Copies of the Prospectus. The Company will furnish to each Manager and counsel for the Managers, upon request and without charge, one copy of the executed Registration Statement (including exhibits thereto) and, so long as delivery of a prospectus by such Manager or dealer may be required by the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), as many copies of the Prospectus and any supplement thereto as such Manager may reasonably request.
(f)     Qualification of the Shares in Certain Jurisdictions. The Company will arrange, if necessary, for the qualification of the Shares for sale under the laws of such jurisdictions as the Managers may reasonably designate and will maintain such qualifications in effect so long as required for the distribution of the Shares; provided that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Shares, in any jurisdiction where it is not now so subject.
(g)     No Issuer Free Writing Prospectus. Each of the Company and the Managers agree that it has not made and will not make any offer relating to the Shares that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus” (as defined in Rule 405) required to be filed by the Company with the Commission or retained by the Company under Rule 433.
(h)     Limitations on Sale of shares of Common Stock. If sales of the Shares have been made but not settled, or the Company has had outstanding with the Managers any instructions to sell the Shares, in either case, within the prior two Business Days, the Company will not offer, sell, contract to sell, pledge, or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Company or any affiliate of the Company or any person in privity with the Company or any affiliate of the Company, directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, any shares of Common Stock or any securities convertible into, or exercisable, or exchangeable for, shares of Common Stock, or publicly announce an intention to effect any such transaction without (i) giving such Manager at least three Business Days’ prior written notice specifying the nature of the proposed transaction and the date of such proposed transaction and (ii) such Manager suspending acting under this Agreement for such period of time requested by the Company or as deemed appropriate by such Manager in light of the proposed transaction; provided, however, that (A) the Company may issue and sell shares of Common Stock pursuant to this Agreement or any Terms Agreement, (B) the Company may issue and sell shares of Common Stock pursuant to any employee plan, including any equity compensation or incentive plan or inducement plan,, of the Company in effect on or prior to the Execution Time, and (C) the Company may issue shares of Common Stock issuable upon the conversion, vesting or exercise of securities or the exercise of warrants outstanding at the Execution Time.
(i)     Market Stabilization. The Company will not (i) take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of shares of Common Stock to facilitate the sale or resale of the Shares or (ii) sell, bid for, purchase or pay any person (other than as contemplated by this Agreement or any Terms Agreement) any compensation for soliciting purchases of the Shares.
(j)     Notifications to Managers. The Company will, at any time during the term of this Agreement, as supplemented from time to time, advise the Managers (A) immediately after it shall have received notice or obtained knowledge thereof, of any information or fact that would alter or affect any opinion, certificate, letter and other document provided to the Managers pursuant to Section 6 herein or (B) within three Business Days prior to executing any other sales agency agreement or similar arrangement with any agent or representative in respect of at the market offerings of Common Stock.
(k)     Certificates. Upon commencement of the offering of the Shares under this Agreement (and upon the recommencement of the offering of the Shares under this Agreement following the termination of a suspension of sales hereunder), and each time that (i) the Registration Statement or the Prospectus shall be amended or supplemented (other than an amendment or supplement effected by the filing with the Commission of any document incorporated by reference therein, any prospectus supplement filed pursuant to Rule 424(b) pursuant to Section 4(a) hereof or a prospectus supplement relating solely to the offering of securities other than the Shares), (ii) the Company shall file an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q, (iii) the Shares are delivered to any Manager as principal pursuant to Section 3(b) at the Time of Delivery pursuant to a Terms Agreement, or (iv) otherwise as any Manager may reasonably request (such commencement or recommencement date and each such date referred to in subsection (i), (ii), (iii) and (iv) herein, each a “Representation Date”), the Company shall furnish or cause to be furnished to any Manager (or, in the case of subclause (iii) above, the relevant Manager party to such Terms Agreement) within two Business Days of the applicable Representation Date, a certificate, in form satisfactory to the Managers (or, in the case of subclause (iii) above, the relevant Manager party to such Terms Agreement) to the effect that the statements contained in the certificate referred to in Section 6(d) hereof which were last furnished to the Managers (or, in the case of subclause (iii) above, the relevant Manager party to such Terms Agreement) are true and correct as of such Representation Date, as though made at and as of such time (except that such certificate shall state that such statements (including with respect to the representations and warranties contained herein) shall be deemed modified to incorporate the disclosures contained in the Registration Statement, the Prospectus and the documents incorporated by reference therein, in each case as amended or supplemented as of such date) or, in lieu of such certificate, a certificate of the same tenor as the certificate referred to in said Section 6(d), modified as described immediately above to the time of delivery of such certificate. The requirement to deliver a certificate under this Section 4(k) shall be automatically waived at a time at which no offering of Shares under this Agreement is ongoing, no sale of Shares by the Manager is pending or no Terms Agreement is in effect (a “Waiver”), which Waiver, in each case, shall not apply the next time Shares are sold by the Manager or the Company enters into a Terms Agreement. Notwithstanding the foregoing, if the Company subsequently decides to sell Shares following a Representation Date when the Company relied on a Waiver and did not provide the Manager with a certificate under this Section 4(k), then before the Manager sells any Shares, the Company promptly shall provide the Manager with a certificate required under this Section 4(k).
(l)     Opinion of Company Counsel. On the initial Representation Date and thereafter within two Business Days of each subsequent Representation Date that the Company delivers a certificate pursuant to Section 4(k), the Company shall furnish or cause to be furnished forthwith to the Managers (or, in the case of a Representation Date of the type described in Section 4(k)(iii), the relevant Manager party to such Terms Agreement) and to counsel to the Managers a written opinion and negative assurance letter of Hunton Andrews Kurth LLP, counsel to the Company (“Company Counsel”), dated as of such Representation Date, in form and substance satisfactory to such Manager(s), of the same tenor as the opinion referred to in Section 6(b) of this Agreement, but modified as necessary to relate to the Registration Statement and the Prospectus as amended and supplemented to the time of delivery of such opinion.
(m)     Opinion of Managers’ Counsel. On the initial Representation Date and thereafter within two Business Days of each subsequent Representation Date that the Company delivers a certificate pursuant to Section 4(k), Goodwin Procter LLP, counsel to the Managers, shall deliver a written opinion, dated as of such Representation Date, in form and substance satisfactory to the Managers (or, in the case of a Representation Date of the type described in Section 4(k)(iii), the relevant Manager party to such Terms Agreement), of the same tenor as the opinion referred to in Section 6(c) of this Agreement but modified as necessary to relate to the Registration Statement and the Prospectus as amended and supplemented to the time of delivery of such opinion.
(n)     Letter of Independent Accountants. On the initial Representation Date (and upon the recommencement of the offering of the Shares under this Agreement following the termination of a suspension of sales as contemplated herein), and each time that (i) the Registration Statement or the Prospectus shall be amended or supplemented to include additional amended financial information, (ii) the Shares are delivered to a Manager as principal at a Time of Delivery pursuant to a Terms Agreement, (iii) the Company files a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K, or (iv) at any Manager’s request and upon reasonable advance notice to the Company, there is filed with the Commission any document which contains financial information (other than a Quarterly Report on Form 10-Q or an Annual

Report on Form 10-K) incorporated by reference into the Prospectus, the Company shall cause BDO USA, LLP, or other independent accountants satisfactory to the Managers (or, in the case of subclause (ii) above, the relevant Manager party to such Terms Agreement) within two Business Days thereof, to furnish such Manager(s) a letter, dated the date of commencement or recommencement, effectiveness of such amendment, the date of filing of such supplement or other document with the Commission, or the Time of Delivery, as the case may be, in form and substance satisfactory to such Manager(s), of the same tenor as the letter referred to in Section 6(e) of this Agreement but modified to relate to the Registration Statement and the Prospectus, as amended and supplemented to the date of such letter.
(o)     Due Diligence. At each Representation Date, unless a Waiver is applicable, if requested by the Managers, the Company will conduct a due diligence session, in form and substance satisfactory to the Managers, which shall include representatives of the management and the independent accountants of the Company. The Company shall cooperate timely with any reasonable due diligence request from, or review conducted by, the Managers or their agents from time to time in connection with the transactions contemplated by this Agreement, including, without limitation, providing information and available documents and access to appropriate corporate officers and the Company’s agents during regular business hours and at the Company’s principal offices, and timely furnishing or causing to be furnished such certificates, letters and opinions from the Company, its officers and its agents, as the Managers may reasonably request.
(p)     Managers Trading. The Company consents to the Managers trading in shares of Common Stock for their own accounts and for the account of their clients at the same time as sales of the Shares occur pursuant to this Agreement or pursuant to a Terms Agreement.
(q)     Disclosures in Periodic Reports. The Company will disclose in its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as applicable, the number of Shares sold through the Managers under this Agreement, the Net Proceeds to the Company, the compensation paid by the Company to the Managers with respect to sales of Shares pursuant to this Agreement during the relevant period and the aggregate amount available for sale under this Agreement and any other effective sales agency agreement or other similar arrangement for at the market offerings of Common Stock.
(r)     Failure of Certain Conditions. If, to the knowledge of the Company, the conditions set forth in Section 6(a), 6(f) or 6(g) shall not be true and correct on the applicable Settlement Date, the Company will offer to any person who has agreed to purchase Shares from the Company as the result of an offer to purchase solicited by any Manager the right to refuse to purchase and pay for such Shares.
(s)     Acceptance of Offer to Purchase. Each acceptance by the Company of an offer to purchase the Shares hereunder, and each execution and delivery by the Company of a Terms Agreement, shall be deemed to be an affirmation to each Manager that the representations and warranties of the Company contained in or made pursuant to this Agreement are true and correct as of the date of such acceptance or of such Terms Agreement as though made at and as of such date, and an undertaking that such representations and warranties will be true and correct as of the Settlement Date for the Shares relating to such acceptance or as of the Time of Delivery relating to such sale, as the case may be, as though made at and as of such date (except that such representations and warranties shall be deemed modified to relate to the Registration Statement, the Prospectus and the documents incorporated by reference therein, in each case as amended or supplemented relating to such Shares as of such date).
(t)     NYSE Listing. The Company will use its commercially reasonable efforts to cause the Shares to be listed for trading on the NYSE and to maintain such listing.
(u)     Delivery of Prospectus. During any period when the delivery of a prospectus relating to the Shares is required (including in circumstances where such requirement may be satisfied pursuant to Rule 172) to be delivered under the Act, the Company will file all documents required to be filed with the Commission pursuant to the Exchange Act within the time periods required by the Exchange Act and the regulations thereunder.
(v)     DTC. The Company shall cooperate with the Managers and use its reasonable efforts to permit the Shares to be eligible for clearance and settlement through the facilities of DTC.
(w)     Use of Proceeds. The Company will apply the Net Proceeds from the sale of the Shares in the manner set forth in the Prospectus Supplement.
5.    Payment of Expenses. The Company agrees to pay the costs and expenses incident to the performance of its obligations under this Agreement, whether or not the transactions contemplated hereby are consummated, including without limitation: (i) the preparation, printing or reproduction and filing with the Commission of the Registration Statement (including financial statements and exhibits thereto) and the Prospectus and any amendment or supplement thereto; (ii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the Registration Statement and the Prospectus and any amendment or supplement thereto, as may, in each case, be reasonably requested for use in connection with the offering and sale of the Shares; (iii) the preparation, printing, authentication, issuance and delivery of certificates for the Shares, including any stamp or transfer taxes in connection with the original issuance and sale of the Shares; (iv) the printing (or reproduction) and delivery of this Agreement, any blue sky memorandum and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Shares; (v) the registration of the Shares under the Exchange Act and the listing of the Shares on the NYSE; (vi) any registration or qualification of the Shares for offer and sale under the securities or blue sky laws of the several states (including filing fees and the reasonable and documented fees and expenses of counsel for the Managers relating to such registration and qualification); (vii) any filings required to be made with Financial Industry Regulatory Authority, Inc. (“FINRA”) (including filing fees and the reasonable and documented fees and expenses of counsel for the Managers relating to such filings); (viii) the transportation and other expenses incurred by or on behalf of the Company’s representatives in connection with presentations to prospective purchasers of the Shares; (ix) the fees and expenses of the Company’s accountants and the fees and expenses of counsel (including local and special counsel) for the Company; (x) the reasonable and documented fees and expenses of counsel for the Managers; and (xi) all other costs and expenses incident to the performance by the Company of its obligations hereunder. It is understood, however, that except as provided in this Section 5 and in Sections 3(a)(v) and 7 hereof, each Manager will pay all of its own out-of-pocket costs and expenses incurred in connection with entering into this Agreement and the transactions contemplated by this Agreement.
6.    Conditions to the Obligations of the Managers. The obligations of the Managers under this Agreement and any Terms Agreement shall be subject to (i) the accuracy of the representations and warranties on the part of the Company contained herein as of the Execution Time, each Representation Date, and as of each Applicable Time, Settlement Date and Time of Delivery, (ii) the performance by the Company of its obligations hereunder, and (iii) the following additional conditions:
(a)     The Prospectus, and any supplement thereto, required by Rule 424 to be filed with the Commission have been filed in the manner and within the time period required by Rule 424(b) with respect to any sale of Shares; and no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use shall have been issued and no proceedings for that purpose shall have been instituted or threatened.
(b)     The Company shall have requested and caused the Company Counsel to furnish to the Managers (or, in the case of a Representation Date of the type described in Section 4(k)(iii), the relevant Manager party to such Terms Agreement), on every Representation Date, its opinion dated as of such date, in form and substance satisfactory to the Managers.
(c)     Each Manager (or, in the case of a Representation Date of the type described in Section 4(k)(iii), the relevant Manager party to such Terms Agreement) shall have received from Goodwin Procter LLP, counsel for the Managers, on every Representation Date, its opinion, dated as of such date and addressed to such Manager(s), with respect to the issuance and sale of the Shares, the Registration Statement, the Prospectus (together with any supplement thereto) and other related matters as such Manager(s) may reasonably require and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.
(d)     The Company shall have furnished to each Manager (or, in the case of a Representation Date of the type described in Section 4(k)(iii), the relevant Manager party to such Terms Agreement), on every Representation Date, unless a Waiver is applicable, a certificate of the Company, signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company, dated as of such date, to the effect that the signers of such certificate have carefully examined the Registration Statement and the Prospectus and any amendment or supplement thereto and this Agreement and that:
(i)     the representations and warranties of the Company in this Agreement are true and correct on and as of such date with the same effect as if made on such date and the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to such date;

(ii)     no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use has been issued and no proceedings for that purpose have been instituted or, to the Company’s knowledge, threatened; and
(iii)     since the date of the most recent financial statements included in the Prospectus, there has been no Material Adverse Effect, except as set forth in or contemplated in the Prospectus.
(e)     The Company shall have requested and caused BDO USA, LLP to have furnished to the Managers (or, in the case of Section 4(n)(ii), the relevant Manager party to such Terms Agreement), on every date specified in Section 4(n) hereof and to the extent requested by such Manager(s) in connection with any offering of the Shares, letters (which may refer to letters previously delivered to such Manager(s)), dated as of such date, in form and substance reasonably satisfactory to such Manager(s), containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in, or incorporated by reference in, the Registration Statement and the Prospectus.
(f)     The Company shall have paid the required Commission filing fees relating to the Shares within the time period required by Rule 456(b)(1)(i) of the Act without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) of the Act and, if applicable, shall have updated the “Calculation of Registration Fee” table in accordance with Rule 456(b)(1)(ii) either in a post-effective amendment to the Registration Statement or on the cover page of a prospectus filed pursuant to Rule 424(b).
(g)     Between the Execution Time and any Time of Delivery, there shall not have been (i) any change or decrease specified in the letter or letters referred to in paragraph (e) of this Section 6 or (ii) any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), earnings, business or properties of the 3D Entities taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Prospectus (exclusive of any amendment or supplement thereto) the effect of which, in any case referred to in clause (i) or (ii) above, is, in the sole judgment of the Managers, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Shares as contemplated by the Registration Statement (exclusive of any amendment thereof) and the Prospectus (exclusive of any amendment or supplement thereto).
(h)     Between the Execution Time and any Time of Delivery, there shall not have been any decrease in the rating of any of the 3D Entities’ debt securities by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 3(a)(62) under the Exchange Act) or any notice given of any intended or potential decrease in any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.
(i)     FINRA shall not have raised any objection with respect to the fairness and reasonableness of the terms and arrangements under this Agreement or any Terms Agreement.

(j)     The Shares shall have been listed and admitted and authorized for trading on the NYSE, and satisfactory evidence of such actions shall have been provided to the Managers.
(k)     The Company shall have furnished to the Managers (or, in the case of a Representation Date of the type described in Section 4(k)(iii), the relevant Manager party to such Terms Agreement) at each Representation Date such further information, certificates and documents as such Manager(s) may reasonably request.
If any of the conditions specified in this Section 6 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to any Manager and counsel for the Managers, this Agreement, as it relates to such Manager, and all obligations of such Manager hereunder may be canceled at, or at any time prior to, any Settlement Date or Time of Delivery, as applicable, by such Manager. Notice of such cancellation shall be given to the Company in writing or by telephone or facsimile confirmed in writing.
The documents required to be delivered by this Section 6 shall be delivered at the office of Goodwin Procter LLP, counsel for the Managers, at The New York Times Building, 620 Eighth Avenue, New York, New York 10018, or electronically if agreed to by the parties, on each such date as provided in this Agreement.
7.    Indemnification and Contribution.
(a)     The Company agrees to indemnify and hold harmless the Managers, the directors, officers, employees and agents and affiliates of the Managers and each person who controls any Manager within the meaning of either the Act or the Exchange Act against any and all losses, claims, damages, expenses or liabilities, joint or several, to which they or any of them may become subject under the Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages, expenses or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Base Prospectus, the Prospectus Supplement, the Prospectus or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating, preparing for or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, expense or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Managers specifically for inclusion therein. This indemnity agreement will be in addition to any liability which the Company may otherwise have.

(b)     The Managers, severally and not jointly, agree to indemnify and hold harmless the Company, each of the Company’s directors and officers who signs the Registration Statement, and each person who controls the Company within the meaning of either the Act or the Exchange Act, to the same extent as the foregoing indemnity from the Company to each Manager, but only with reference to written information relating to a Manager furnished to the Company by or on behalf of such Manager specifically for inclusion in the documents referred to in the foregoing indemnity, which information consists only of the name and contact information of the Managers. This indemnity agreement will be in addition to any liability which any Manager may otherwise have.
(c)     Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 7, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d)     In the event that the indemnity provided in paragraph (a), (b) or (c) of this Section 7 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Company and each Manager agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending the same) (collectively “Losses”) to which the Company and the Managers may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and by any Manager, on the other, from the offering of the Shares; provided, however, that in no case shall a Manager be responsible for any amount in excess of the compensation to such Manager for sales of the Shares hereunder. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Company and the Managers severally shall contribute in such relative proportions as is appropriate to reflect not only such relative benefits but also the relative fault of the Company, on the one hand, and of the Managers, on the other, in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. Benefits received by the Company shall be deemed to be equal to the total net proceeds from the offering of the Shares purchased under this Agreement (before deducting expenses) received by the Company, as determined by this Agreement or any applicable Terms Agreement, and benefits received by the Managers shall be deemed to be equal to the total compensation received by such Managers with respect to the Shares purchased under this Agreement, in each case as determined by this Agreement or any applicable Terms Agreement. Relative fault shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Company, on the one hand, or by or on behalf of the Managers, on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company and each Manager agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 7, each person who controls a Manager within the meaning of either the Act or the Exchange Act and each director, officer, employee and agent of a Manager shall have the same rights to contribution as any Manager, and each person who controls the Company within the meaning of either the Act or the Exchange Act, each officer of the Company, who shall have signed the Registration Statement and each director of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this paragraph (d).
8.    Termination.
(a)     The Company shall have the right, by giving written notice as hereinafter specified, to terminate the provisions of this Agreement, with respect to any or all of the Managers, relating to the solicitation of offers to purchase the Shares in its sole discretion at any time. Any such termination shall be without liability of any party to any other party except that (i) if Shares have been sold through any Manager for the Company, then Section 4(s) shall remain in full force and effect, (ii) with respect to any pending sale, through such Managers for the Company, the obligations of the Company, including in respect of compensation of the Managers, shall remain in full force and effect notwithstanding the termination, and (iii) the provisions of Sections 2, 5, 7, 9, 10, 11, 12, 13, 15 and 16 of this Agreement shall remain in full force and effect notwithstanding such termination.
(b)     Each Manager shall have the right, by giving written notice as hereinafter specified, to terminate its own obligations under the provisions of this Agreement relating to the solicitation of offers to purchase the Shares in its sole discretion at any time. Any such termination shall have no effect on the obligations of any other Manager under this Agreement and shall be without liability of any party to any other party except that the provisions of Sections 2, 5, 7, 9, 10, 11, 12, 13, 15 and 16 of this Agreement shall remain in full force and effect with respect to such Managers notwithstanding such termination.
(c)     This Agreement shall remain in full force and effect until the earlier of (i) its termination pursuant to Section 8(a) above or otherwise by mutual agreement of all of the parties and (ii) the termination of the obligations of each Manager pursuant to Section 8(b) above; provided that any such termination by mutual agreement shall in all cases be deemed to provide that Sections 2, 5, 7 and 9 shall remain in full force and effect.
(d)     Any termination of this Agreement shall be effective on the date specified in such notice of termination; provided that such termination shall not be effective until the close of business on the date of receipt of such notice by any Manager or the Company, as the case may be. If such termination shall occur prior to the Settlement Date or Time of Delivery for any sale of the Shares, such sale shall settle in accordance with the provisions of Section 3(a)(vii) of this Agreement.
(e)     In the case of any purchase of Shares by any Manager pursuant to a Terms Agreement, the obligations of such Manager pursuant to such Terms Agreement shall be subject to termination, in the absolute discretion of such Manager, by notice given to the Company prior to the Time of Delivery relating to such Shares, if at any time prior to such delivery and payment (i) trading in the Company’s shares of Common Stock shall have been suspended by the Commission or the NYSE, (ii) trading in securities generally on the NYSE shall have been suspended or limited or minimum prices shall have been established on such exchange, (iii) a banking moratorium shall have been declared either by federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States shall have occurred, or (iv) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war, or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of such Manager, impractical or inadvisable to proceed with the offering or delivery of the Shares as contemplated by the Prospectus.
9.    Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities, rights of contribution and other statements of the Company’s officers and of the Managers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the

Managers or the Company or any of the officers, directors, employees, agents or controlling persons referred to in Section 7 hereof, and will survive delivery of and payment for the Shares. The provisions of Section 7 shall survive the termination or cancellation of this Agreement.
10.    Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Company, will be mailed, delivered or telefaxed to 3D Systems Corporation and confirmed to it at 333 Three D Systems Circle, Rock Hill, South Carolina 29730, attention of Andrew M. Johnson, Executive Vice President, Chief Legal Officer and Secretary, with a copy to Hunton Andrews Kurth LLP, Riverfront Plaza, East Tower, 951 East Byrd Street, Richmond, Virginia 23219-4074, attention of W. Lake Taylor, Jr. and Lawton B. Way; or, if sent to each Manager, will be mailed, delivered or telefaxed to:
Truist Securities, Inc.
3333 Peachtree Road, 11th Floor
Atlanta, Georgia 30326
Attention: General Counsel
HSBC Securities (USA) Inc.
452 5th Avenue, 3rd Floor
New York, New York 10018
Attention: General Counsel
with a copy to Goodwin Procter LLP, The New York Times Building, 620 Eighth Avenue, New York, New York 10018, attention of Thomas S. Levato.
11.    Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers, directors, employees, agents and controlling persons referred to in Section 7 hereof, and no other person will have any right or obligation hereunder.
12.    No Fiduciary Duty. The Company hereby acknowledges that (a) the purchase and sale of the Shares pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the Managers and any affiliates through which any of them may be acting, on the other, (b) the Managers are acting solely as sales agents and/or principals in connection with the purchase and sale of the Shares and not as fiduciaries of the Company, and (c) the Company’s engagement of the Managers in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity. Furthermore, the Company agrees that it is solely responsible for making its own judgments in connection with the offering (irrespective of whether the Managers have advised or is currently advising the Company on related or other matters). The Company agrees that it will not claim that the Managers have rendered advisory services of any nature or respect, or owes an agency, fiduciary or similar duty to the Company, in connection with the transactions contemplated by this Agreement or the process leading thereto.
13.    Research Analyst Independence. The Company acknowledges that the Managers’ research analysts and research departments are required to be independent from their investment banking divisions and are subject to certain regulations and internal policies, and that such Managers’ research analysts may hold and make statements or investment recommendations and/or publish research reports with respect to the Company and/or the offering that differ from the views of its investment banking division. The Company hereby waives and releases, to the fullest extent permitted by law, any claims that the Company may have against the Managers with respect to any conflict of interest that may arise from the fact that the views expressed by its independent research analysts and research departments may be different from or inconsistent with the views or advice communicated to the Company by the Managers’ investment banking division. The Company acknowledges that the Managers are full service securities firms and as such from time to time, subject to applicable securities laws, may effect transactions for their own account or the account of their customers and hold long or short positions in debt or equity securities of the Company which may be the subject of the transactions contemplated by this Agreement.
14.    Integration. This Agreement and any Terms Agreement supersede all prior agreements and understandings (whether written or oral) with respect to the subject matter hereof.
15.    Applicable Law. This Agreement, any Terms Agreement and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement or any Terms Agreement, will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.
16.    Waiver of Jury Trial. The Company and the Managers hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement, any Terms Agreement or the transactions contemplated hereby or thereby.
17.    Counterparts. This Agreement and any Terms Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement. Delivery of a signed counterpart of this Agreement by electronic transmission (including in “.pdf” format) shall constitute valid and sufficient delivery thereof.
  18.    Headings. The section headings used in this Agreement and any Terms Agreement are for convenience only and shall not affect the construction hereof or thereof.
19. Recognition of the U.S. Special Resolution Regimes.
(i) In the event that any Manager that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Manager of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(ii) In the event that any Manager that is a Covered Entity or a BHC Act Affiliate of such Manager becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Manager are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.
As used in this Section 19:
“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).
“Covered Entity” means any of the following:
(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.
20.    Definitions. The terms that follow, when used in this Agreement and any Terms Agreement, shall have the meanings indicated.
“Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.
“Applicable Time” shall mean, with respect to any Shares, the time of sale of such Shares pursuant to this Agreement or any relevant Terms Agreement.
“Base Prospectus” shall mean the base prospectus referred to in Section 2(a) above contained in the Registration Statement at the Execution Time.
“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City.
“Commission” shall mean the Securities and Exchange Commission.

“Effective Date” shall mean each date and time that the Registration Statement, any post-effective amendment or amendments thereto and any Rule 462(b) Registration Statement became or becomes effective under the Act in accordance with the rules and regulations thereunder.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.
“Execution Time” shall mean the date and time that this Agreement is executed and delivered by the parties hereto.
“Issuer Free Writing Prospectus” shall mean an issuer free writing prospectus, as defined in Rule 433.
“Prospectus” shall mean the Base Prospectus, as supplemented by the Prospectus Supplement.
“Prospectus Supplement” shall mean the prospectus supplement relating to the Shares that will be first filed pursuant to Rule 424(b) promptly after the Execution Time.
“Registration Statement” shall mean the registration statement referred to in Section 2(a) above, including exhibits and financial statements and any prospectus supplement relating to the Shares that is filed with the Commission pursuant to Rule 424(b) and deemed part of such registration statement pursuant to Rule 430B, as amended on each Effective Date and, in the event any post-effective amendment thereto or any Rule 462(b) Registration Statement becomes effective, shall also mean such registration statement as so amended or such Rule 462(b) Registration Statement, as the case may be.
“Rule 134,” “Rule 153”, “Rule 158”, “Rule 164”, “Rule 172”, “Rule 405”, “Rule 415”, “Rule 424”, “Rule 430B”, “Rule 433”, “Rule 436(g)” and “Rule 462” refer to such rules under the Act.
“Rule 462(b) Registration Statement” shall mean a registration statement and any amendments thereto filed pursuant to Rule 462(b) relating to the offering covered by the registration statement referred to in Section 2(a) hereof.
[Signature pages follow]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Company and the Managers.

Very truly yours,

3D Systems Corporation

By:___/s/ Wayne Pensky____________
Name: Wayne Pensky
Title: Interim Chief Financial Officer

The foregoing Agreement is hereby confirmed
and accepted as of the date first written above.
Truist Securities, Inc.

By:___/s/ Keith Carpenter____________
Name: Keith Carpenter
Title: Director

HSBC Securities (USA) Inc.

By:___/s/ Jeffrey Nicklas______________
Name: Jeffrey Nicklas
Title: Director

SCHEDULE I
Company Group Subsidiaries
The entities identified on Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

SCHEDULE II
Authorized Representatives
Jeffrey A. Graves, Chief Executive Officer and President
Wayne Pensky, Interim Chief Financial Officer
Andrew M. Johnson, Executive Vice President, Chief Legal Officer and Secretary

EXHIBIT A
FORM OF TERMS AGREEMENT
3D Systems Corporation
Shares of Common Stock
TERMS AGREEMENT
[    ], 20[    ]
[                                 ]
Ladies and Gentlemen:
3D Systems Corporation, a corporation organized under the laws of Delaware (the “Company”), proposes, subject to the terms and conditions stated herein and in the Equity Distribution Agreement, dated August [__], 2020 (the “Equity Distribution Agreement”), between the Company and [                                ] (the “Manager”), to issue and sell to the Manager the securities specified in Schedule I hereto (the “Purchased Shares”) [, and solely for the purpose of covering over-allotments, to grant to the Manager the option to purchase the additional securities specified in Schedule I hereto (the “Additional Shares”)].1 Capitalized terms used herein without definition shall have the meanings assigned thereto in the Equity Distribution Agreement.
[The Manager shall have the right to purchase from the Company all or a portion of the Additional Shares as may be necessary to cover over-allotments made in connection with the offering of the Purchased Shares, at the same purchase price per share of Common Stock to be paid by the Manager to the Company for the Purchased Shares. This option may be exercised by the Manager at any time (but not more than once) on or before the thirtieth day following the date hereof, by written notice to the Company. Such notice shall set forth the aggregate number of Additional Shares as to which the option is being exercised, and the date and time when the Additional Shares are to be delivered (such date and time being herein referred to as the “Option Closing Date”); provided, however, that the Option Closing Date shall not be earlier than the Time of Delivery (as set forth in Schedule I hereto) nor earlier than the second Business Day after the date on which the option shall have been exercised nor later than the fifth Business Day after the date on which the option shall have been exercised. Payment of the purchase price for the Additional Shares shall be made at the Option Closing Date in the same manner and at the same office as the payment for the Purchased Shares.]
Each of the provisions of the Equity Distribution Agreement not specifically related to the solicitation by the Manager, as agent of the Company, of offers to purchase securities is incorporated herein by reference in its entirety, and shall be deemed to be part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Each of the
1 All bracketed language to be included only if the applicable Manager has an over-allotment option.

representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Terms Agreement [and] [,] the Time of Delivery [and any Option Closing Date], except that each representation and warranty in Section 2 of the Equity Distribution Agreement which makes reference to the Prospectus (as therein defined) shall be deemed to be a representation and warranty as of the date of the Equity Distribution Agreement in relation to the Prospectus, and also a representation and warranty as of the date of this Terms Agreement [and] [,] the Time of Delivery [and any Option Closing Date] in relation to the Prospectus as amended and supplemented to relate to the Purchased Shares.
An amendment to the Registration Statement (as defined in the Equity Distribution Agreement), or a supplement to the Prospectus, as the case may be, relating to the Purchased Shares [and the Additional Shares], in the form heretofore delivered to the Manager is now proposed to be filed with the Securities and Exchange Commission.
Subject to the terms and conditions set forth herein and in the Equity Distribution Agreement which are incorporated herein by reference, the Company agrees to issue and sell to the Manager and the latter agrees to purchase from the Company the number of Purchased Shares at the time and place and at the purchase price set forth in Schedule I hereto.
[Signature page follows]

If the foregoing is in accordance with your understanding, please sign and return to us a counterpart hereof, whereupon this Terms Agreement, including those provisions of the Equity Distribution Agreement incorporated herein by reference, shall constitute a binding agreement between the Manager and the Company.
3D Systems Corporation

By:____________________________
Name:
Title:

ACCEPTED as of the date first written above.
[                                 ]

By:_____________________________
Name:
Title:

Schedule I to the Terms Agreement
Title of Purchased Shares [and Additional Shares]:
Common Stock
Number of Shares:
[Number of Additional Shares:]
[Price to Public:]
Purchase Price by the Manager:
Method of and Specified Funds for Payment of Purchase Price:
By wire transfer to a bank account specified by the Company in same day funds.
Method of Delivery:
Free delivery of the Shares to the Manager’s account at The Depository Trust Company in return for payment of the purchase price.
Time of Delivery:
Closing Location:
Documents to be Delivered:
The following documents referred to in the Equity Distribution Agreement shall be delivered as a condition to the closing at the Time of Delivery [and on any Option Closing Date]:
(1) The opinion referred to in Section 4(l).
(2) The opinion referred to in Section 4(m).
(3) The accountants’ letter referred to in Section 4(n).
(4) The officers’ certificate referred to in Section 4(k).
(5) Such other documents as the Manager shall reasonably request.